Exhibit 99.1

Summit Financial Services Group Announces 2008 Year End Results

BOCA RATON, Fla., March 31, 2009 - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for its year ended December 31, 2008. For 2008, the Company reported revenues of $33.9 million, which represented a decrease of approximately $3.6 million, or 10%, from the $37.5 in revenues reported for 2007. For 2008, the Company reported net income of $.24 million, which represented a decrease of approximately $1.25 million, or 84%, from the $1.49 million reported in 2007.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We, like the rest of the financial services industry, have been impacted by the recent turmoil in the financial markets and the downturn in investor confidence. Despite the decrease in both our revenues and earnings, the Company generated in excess of $1.3 million in EBITDA, as adjusted, which we consider to be a principal metric of our success.”

Mr. Leeds further stated: “We believe, however, that from challenging times often come unique opportunities. While the turmoil that has characterized the financial markets over the last six months will likely continue through 2009, this same turmoil has created an unparalleled recruiting environment for Summit. As a result, we believe that declines in per advisor revenue will be at least partially offset by the addition of several new financial advisors. As always, I would like to thank our home office staff, as well as our financial advisors and their staffs, for their hard work and dedication during these unprecedented, yet opportunistic, times. It is that hard work and dedication that has allowed the Company to position itself for continued success both today and in the future.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 245 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	2008	2007
Net income as reported	$240,047	$1,488,654
Add: Depreciation	81,791	55,142
Amortization - customer list	179,913	179,904
Amortization - forgivable advisor notes	89,810	51,514
Non-cash Compensation	449,141	269,487
Income tax expense	299,605	30,394

EBITDA, as adjusted	$1,340,307	$2,075,095

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Year Ended December 31, 2008

	2008	2007
Revenues
Commissions	$32,269,835	$36,010,952
Interest and dividends	1,307,988	1,213,211
Other	343,326	316,603

	33,921,149	37,540,766

Expenses
Commissions and clearing costs	26,194,047	29,519,900
Employee compensation and benefits	4,597,796	3,943,210
Occupancy and equipment	625,301	615,201
Communications	421,068	353,960
Depreciation and amortization	261,704	235,046
Other operating expenses	1,281,581	1,354,401

	33,381,497	36,021,718

Income before income taxes	539,652	1,519,048

Provision for income taxes	299,605	30,394

Net income	$240,047	$1,488,654

Basic income per common share	$0.01	$0.05

Diluted income per common share	$0.01	$0.04

Weighted average common shares outstanding:
Basic	25,697,561	28,210,280
Diluted	30,811,704	33,507,206

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.